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                     March 15, 2024

       Patrick Williams
       Chief Financial Officer
       STAAR Surgical Company
       25651 Atlantic Ocean Drive
       Lake Forest, California 92630

                                                        Re: STAAR Surgical
Company
                                                            Form 10-Q for
Period Ended September 30, 2023
                                                            Form 8-K Filed
November 1, 2023
                                                            File No. 000-11634

       Dear Patrick Williams:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services